Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2010

Los Angeles, CA (March 15, 2011) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today reported financial results for the quarter and year ended December 31, 2010.

“I’m proud to announce our financial results for the fourth quarter and the year, which reflect our continuing commitment to growing the Company’s deposit franchise and expanding our footprint within the Westside of Los Angeles.  During the year, core deposits increased by over 47%, helping us to reduce our average cost of funds to 42 basis points for the year ended December 31, 2010.  The growth in our core deposits has also enabled us to finish the year with total assets of over $308 million and represents the first time in our history that we’ve reported total assets in excess of $300 million.  Despite these accomplishments, I am disappointed to report net losses of $2.4 million and $2.0 million during the quarter and year ended December 31, 2010, respectively.  These losses were primarily caused by a single problem credit that emerged during the fourth quarter and resulted in a $2.0 million charge to our provision for loan losses.  The Bank has commenced legal proceedings in connection with this credit and I believe that the resolution of this matter will result in a substantial recovery for the Bank.  Our pre-tax pre-provision earnings, which excludes the impact of this item, were $214,000 and $813,000, respectively, during these same periods,” stated Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of the Company.

Mr. Rothenberg continued, “Regardless, I remain optimistic and encouraged by our achievements in 2010.  I firmly believe that the loss incurred in connection with this lone credit was an isolated incident and does not accurately reflect the general improvements that we’re experiencing within our loan portfolio.  With the exception of this credit, our outlook related to problem credits has steadily improved and we continue to observe an overall stabilizing trend within our loan portfolio.  Non-performing assets declined by 19% during the year and the percentage of non-performing loans to total loans has consistently improved over the past four consecutive quarters.  In addition, the ratio of our allowance for loan losses to total loans was 2.95% at year end and our capital ratios remain more than double the regulatory requirements to be considered ‘well capitalized’.  At December 31, 2010, the Bank’s total risk-based capital ratio was 20.2% compared to the regulatory requirement of 10.0%, with all of our capital being common equity; with no preferred stock, no trust preferred stock, no troubled asset relief program (“TARP”) funds, and no other synthetic equity instruments.”

Jason P. DiNapoli, President and Chief Operating Officer of the Company stated, “I believe that 2010 represented a defining year for the Company.  In addition to reaching the $300 million total asset milestone, the Company has developed over 2,900 deposit account relationships and expanded non-interest bearing demand deposits to over 35% of our total deposit portfolio at year end.  Looking forward to 2011, I’m excited to build on the successes of 2010 and feel that we’re well positioned going into the new year.”

Pre-tax, pre-provision earnings figures, which are non-GAAP financial measures, are presented because the Company believes adjusting its results to exclude tax and loan loss provisions provides stockholders with a useful metric for evaluating the core profitability of the Company. A schedule reconciling our GAAP net loss to pre-tax, pre-provision earnings is provided in the table below.

2010 Fourth Quarter and Year End Highlights

•

The Bank’s total risk-based capital ratio was 20.16% at December 31, 2010, which is above the regulatory requirement of 10.00% for “well capitalized” financial institutions.  The Bank’s capital does not include any funding received in connection with TARP, nor other forms of capital such as trust preferred securities, convertible preferred stock or other equity or debt instruments.

•

Total assets increased 13.3%, or $36.3 million, to $308.4 million at December 31, 2010, from $272.1 million at December 31, 2009.

•

Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, savings and money market deposits, were $197.9 million and $133.9 million at December 31, 2010 and December 31, 2009, respectively, representing an increase of $64.0 million, or 47.8%.

•

Cost of funds was 0.32% and 0.42% for the three months and year ended December 31, 2010, respectively, compared to 0.66% and 0.66% for the same periods last year.

•

Gross loans decreased $2.4 million, or 1.3%, to $179.3 million at December 31, 2010 from $181.7 million at December 31, 2009.

•

As of December 31, 2010, the allowance for loan losses was $5.3 million, or 2.95% of gross loans, compared to $5.5 million, or 3.01% of gross loans, at December 31, 2009.

•

Non-performing loans decreased $2.7 million, or 27.6%, to $7.1 million at December 31, 2010 from $9.8 million at December 31, 2009.  The decline in non-performing loans was primarily attributable to loan pay-downs received and charge-offs incurred during the current period and, to a lesser extent, loans migrating back to performing status or being foreclosed upon and transferred to other real estate owned.

•

Non-performing assets as a percentage of total assets has declined to 2.58% at December 31, 2010, compared to 3.60% at December 31, 2009.

•

Net interest margin for the fourth quarter of 2010 decreased 47 basis points to 3.33% compared to 3.80% for the fourth quarter of 2009.  Net interest margin decreased to 3.62% from 4.13% comparing year ended December 31, 2010 to year ended December 31, 2009.

•

There was no income tax provision for the year ended December 31, 2010 compared to a $3.5 million income tax provision for the year ended December 31, 2009.  The income tax provision in 2009 was related to recording of a valuation allowance against the Company’s deferred tax assets.

•

Net loss was $2.4 million, or $0.27 per diluted share, and $2.0 million, or $0.22 per diluted share, for the quarter and year ended December 31, 2010, respectively, compared to net loss of $3.5 million, or $0.39 per diluted share, and $7.8 million, or $0.86 per diluted share, for the quarter and year ended December 31, 2009, respectively.

Capital Adequacy

At December 31, 2010, the Company’s stockholders’ equity totaled $44.3 million compared to $46.3 million at December 31, 2009.  The decline in stockholders’ equity was primarily caused by the $2.0 million net loss incurred during 2010, as well as an increase of $550,000 of treasury stock acquired during 2010.  At December 31, 2010, the Bank’s total risk-based capital ratio, tier 1 risk-based capital ratio, and tier 1 leverage ratio were 20.16%, 18.90%, and 12.88%, respectively, and were more than double the regulatory requirements for “well capitalized” financial institutions of 10.00%, 6.00%, and 5.00%, respectively.

On August 16, 2010, we announced that our board of directors had authorized a share repurchase program, permitting us to acquire up to $2.0 million of our common stock, or approximately 6.5% of our outstanding common stock as of June 30, 2010. The manner, price, number and timing of these share repurchases are subject to market conditions and applicable U.S. Securities and Exchange Commission rules. As of December 31, 2010, the Company had repurchased 107,142 shares in the open market at a cost ranging from $3.35 to $4.02 per share in connection with this program.

Balance Sheet

Total assets increased 13.3%, or $36.3 million, to $308.4 million at December 31, 2010, from $272.1 million at December 31, 2009. The growth in total assets was primarily due to increases of $23.1 million and $15.4 million in cash and cash equivalents and investment securities, respectively, partially offset by a decrease of $2.4 million in gross loans. Cash and cash equivalents totaled $69.0 million and $45.9 million at December 31, 2010 and 2009, respectively.  The elevated amount of cash and cash equivalents maintained at the most recently completed year end was primarily due to the increase in deposits generated during the year.  The increase in investment securities was primarily related to purchases during the most recently completed year of 10 and 15-year agency mortgage backed securities.  Gross loans at December 31, 2010 were $179.3 million, which represented a decrease of $2.4 million, or 1.3%, from $181.7 million at December 31, 2009.

Total liabilities increased by $38.2 million to $264.0 million as compared to $225.8 million at December 31, 2009.  This increase was primarily due to increases in non-interest bearing deposits, interest bearing checking and money market deposits and savings of $23.7 million, $13.8 million and $26.5 million, respectively, due to our continued core deposit gathering efforts, partially offset by a $13.3 million decrease in certificates of deposit and a $14.5 million decrease in other borrowings.  At December 31, 2010, total deposits were $258.0 million compared to $207.4 million at December 31, 2009, representing an increase of 24.4%, or $50.6 million. Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits and money market deposits and savings, were $197.9 million and $133.9 million at December 31, 2010 and December 31, 2009, respectively, representing an increase of $64.0 million, or 47.8%.  As of December 31, 2010 and 2009, core deposits as a percentage of our total deposit portfolio were 76.7% and 64.6%, respectively.

Credit Quality

Allowance and Provision for Loan Losses

The allowance for loan losses (“ALL”) was $5.3 million, or 2.95% of our total loan portfolio, at December 31, 2010 as compared to $5.5 million, or 3.01% of our total loan portfolio, at December 31, 2009.  The ALL is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans, as well as specific reserves and charge-off activities. The provision for loan losses was $2.8 million and $6.2 million for the years ended December 31, 2010 and 2009, respectively.  The decrease in the provision for loan losses were primarily due to a general improvement in the level of non-performing loans, as well as a decrease in the amount of charge-offs incurred during 2010 as compared to the same period last year.  We incurred net charge-offs of $3.0 million during the most recently completed year compared to $5.8 million during the same period last year.  During the fourth quarter of 2010, we recorded a $2.0 million provision for loan losses and a corresponding $1.0 million charge-off related to a commercial loan to a borrower located in Southern California.  At December 31, 2010, the remaining balance of this loan was on non-accrual status.  Management believes that the ALL as of December 31, 2010 and December 31, 2009 was adequate to absorb known and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $8.0 million and $9.8 million at December 31, 2010 and December 31, 2009, respectively.  Non-accrual loans totaled $7.1 million and $9.8 million at December 31, 2010 and 2009, respectively.  At December 31, 2010, non-accrual loans consisted of four commercial loans totaling $1.7 million, three commercial real estate loans totaling $5.1 million and one consumer related loan totaling $345,000.  As of December 31, 2010, other real estate owned (“OREO”) consisted of two single-family residential properties totaling $845,000.  These properties are located in Southern California.  As of December 31, 2009, the Company did not have any OREO.  As a percentage of our total loan portfolio, the amount of non-performing loans was 3.97% and 5.40% at December 31, 2010 and December 31, 2009, respectively.  As a percentage of total assets, the amount of non-performing assets was 2.58% and 3.60% at December 31, 2010 and 2009, respectively.

“Although I’m disappointed by the isolated credit loss incurred during the last quarter of this year, I don’t believe it should overshadow the overall progress and improving trends that we’re seeing within our loan portfolio.  Our credit team has worked diligently to limit our credit related losses, as well as identify and resolve credit issues in a timely manner.  I’m extremely proud of our team and their accomplishments during 2010,” stated Mr. DiNapoli.

Net Interest Income and Margin

For the quarter and year ended December 31, 2010, average interest earning assets were $305.3 million and $273.4 million, respectively, generating net interest income of $2.6 million and $9.9 million, respectively.  For the quarter and year ended December 31, 2009, average interest-earning assets were $258.2 million and $252.4 million, respectively, generating net interest income of $2.5 million and $10.4 million, respectively. The growth in average earning assets during the quarter and year ended December 31, 2010 was primarily related to interest earning deposits at other financial institutions, which was primarily funded by an increase in average deposits during the year, partially offset by a decline in average other borrowings.

The Company’s net interest margin was 3.33% and 3.62% for the quarter and year ended December 31, 2010, respectively, compared to 3.80% and 4.13% for the same periods last year.  The 47 and 51 basis point declines in net interest margin during the quarter and year ended December 31, 2010, respectively, was primarily due to decreases in yield on earning assets of 74 and 70 basis points, respectively, partially offset by declines of 43 and 26 basis points, respectively, in the cost of interest bearing deposits and borrowings.  The decreases in yield on earning assets was primarily the result of increases in the average balance of lower yielding interest earning deposits at other financial institutions, which increased by $56.0 million and $47.3 million, respectively, during the quarter and year ended December 31, 2010 as compared to the same periods last year.  The increase in the average balance of interest earning deposits at other financial institutions was primarily due to excess liquidity generated by the growth in deposits.

Non-Interest Income

Non-interest income was $284,000 and $945,000 for the quarter and year ended December 31, 2010, respectively, compared to $250,000 and $1.0 million for the same periods last year.

Non-interest income primarily consists of loan arrangement fees, service charges and fees on deposit accounts, as well as other operating income, which mainly consists of wire transfer and other consumer related fees.  Loan arrangement fees are related to a college loan funding program the Company established with a student loan provider.  The Company initially funds student loans originated by the student loan provider in exchange for non-interest income.  All loans are purchased by the student loan provider within 30 days of origination.  All purchase commitments are supported by collateralized deposit accounts.  Service charges and other operating income includes service charges and fees on deposit accounts, as well as other operating income, which mainly consists of outgoing funds transfer wire fees.

Non-Interest Expense

Non-interest expense was $2.6 million for the quarter ended December 31, 2010 compared to $2.4 million for the same period last year, representing an increase of $210,000, or 8.7%.  The increase during the quarter was primarily attributed to an increase in professional fees incurred related to loan related matters during the current quarter.

Non-interest expense was $10.0 million for the year ended December 31, 2010 compared to $9.6 million for the same period last year, representing an increase of $419,000, or 4.4%.  The increase during the year was primarily due to incremental hiring of additional staff to handle the growth in deposits, as well as an increase in technology related costs.

Income Tax Provision

There was no income tax provision recorded for the quarter and year ended December 31, 2010 compared to none and $3.5 million, respectively for the same periods last year.  Any income tax benefit that would normally arise because of the Company’s losses incurred during the year ended December 31, 2010 is not recorded because it is offset by a corresponding increase in the valuation allowance on the Company’s net deferred tax assets.  During the year ended December 31, 2009, we established a full valuation allowance against the Company’s deferred tax assets due to uncertainty regarding its realizability.  During the year ended December 31, 2010, we reassessed the need for this valuation allowance and concluded that a full valuation allowance remained appropriate.  Management reached this conclusion as a result of the Company’s cumulative losses since inception, and the anticipated near term economic climate in which the Company will operate.

Loss before Income Taxes

The Company’s loss before income taxes for the quarter and the year ended December 31, 2010 was $2.4 million and $2.0 million, respectively.  The Company’s loss before income taxes for the quarter and the year ended December 31, 2009 was $3.5 million and $4.3 million, respectively.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the Nasdaq Capital Market under the symbol “FCTY.”  The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is a full service business bank headquartered in the Century City area of Los Angeles. The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank.  The Company maintains a website at www.1stcenturybank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our current expectations and speak only as of the date hereof.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a further decline in economic conditions, (3) increased competition among financial service providers, (4) government regulation, (5) the outcome of litigation regarding a problem credit that emerged during the fourth quarter and resulted in a $2.0 million charge to our provision for loan losses, and (6) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	December 31,	December 31,
Balance Sheet Results:	2010	2009

Total Assets	$308,364	$272,128
Gross Loans	$179,271	$181,708
Allowance for Loan Losses ("ALL")	$5,283	$5,478
ALL to Gross Loans	2.95%	3.01%
Year-To-Date ("YTD") Net Charge-Offs to YTD Average Gross Loans*	1.72%	3.00%
Non-Performing Assets	$7,963	$9,810
Deposits:
Non-Interest Bearing Demand Deposits	$91,501	$67,828
Interest Bearing Demand Deposits	33,632	19,874
Money Market Deposits and Savings	72,757	46,240
Certificates of Deposit	60,099	73,432
Total Deposits	$257,989	$207,374
Total Stockholders' Equity	$44,338	$46,320
Gross Loans to Deposits	69.49%	87.62%
Equity to Assets	14.38%	17.02%
Ending Shares Issued, excluding Treasury Stock	9,302,291	9,219,399
Ending Book Value per Share	$4.77	$5.02

	Quarters Ended December 31,
Quarterly Operating Results (unaudited):	2010	2009

Net Interest Income	$2,565	$2,477
Provision for Loan Losses	$2,575	$3,800
Non-Interest Income	$284	$250
Non-Interest Expense	$2,635	$2,425
Loss Before Taxes	$(2,361)	$(3,498)
Income Tax Provision	$-	$-
Net Loss	$(2,361)	$(3,498)
Basic and Diluted Loss per Share	$(0.27)	$(0.39)
Quarterly Return on Average Assets*	-2.98%	-5.15%
Quarterly Return on Average Equity*	-20.04%	-27.89%
Quarterly Net Interest Margin*	3.33%	3.80%

	Years Ended December 31,
YTD Operating Results:	2010	2009

Net Interest Income	$9,893	$10,423
Provision for Loan Losses	$2,775	$6,154
Non-Interest Income	$945	$1,026
Non-Interest Expense	$10,026	$9,606
Loss Before Taxes	$(1,963)	$(4,311)
Income Tax Provision	$-	$3,498
Net Loss	$(1,963)	$(7,809)
Basic and Diluted Loss per Share	$(0.22)	$(0.86)
YTD Return on Average Assets	-0.70%	-3.00%
YTD Return on Average Equity	-4.18%	-14.47%
YTD Net Interest Margin	3.62%	4.13%

Reconciliation of YTD Net Loss to Pre-Tax, Pre-Provision Earnings:

Net Loss	$(1,963)	$(7,809)
Provision for Loan Losses	2,775	6,154
Income Tax Provision	-	3,498
Pre-Tax, Pre-Provision Earnings	$812	$1,843

*Percentages are reported on an annualized basis.